Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Operations, Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
daryl@weisscommpartners.com
CARDICA ANNOUNCES FISCAL 2008 SECOND QUARTER FINANCIAL RESULTS AND BUSINESS PROGRESS
REDWOOD CITY, Calif. — January 24, 2008 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2008 second quarter and six months ended December 31, 2007.
“We continue to make excellent commercial progress, with over 1,000 C-Port systems shipped in the past quarter for the first time, an expanding product line designed to enable minimally-invasive cardiac surgery and substantial advancement for our development-stage products,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica, Inc. “Moving forward, we will build on our momentum with a significant presence at the Annual Meeting of the Society for Thoracic Surgeons (STS) next week where we will feature our reloadable, cartridge-based C-Port® xA X-CHANGE™ system, host a joint robotic seminar with Intuitive Surgical, participate in a physician education event featuring our anastomosis products and train surgeons on the use of our devices at STS University.”
Recent Highlights and Accomplishments
Commercial Progress
•	Trained a total of 232 surgeons on C-Port® Distal Anastomosis Systems since product introduction;

•	Increased cumulative worldwide shipments of C-Port systems to over 3,600 units, with more than 1,000 units sold in the fiscal 2008 second quarter;

•	Increased cumulative worldwide shipments of PAS-Port® Proximal Anastomosis Systems to over 7,300 units, with more than 560 units sold in the fiscal 2008 second quarter, of which the vast majority of units were deployed in Japan;

•	Reported data at the 2007 American Heart Association Scientific Sessions demonstrating that C-Port xA® and C-Port® Flex-A® Distal Anastomosis Systems produce excellent patency in off-pump cardiac bypass surgery;

•	Hosted a premier live webcast demonstrating the use of the C-Port xA and the C-Port Flex A systems during an off-pump coronary artery bypass graft (CABG) procedure and a taped robotic closed-chest bypass surgery, respectively; and

•	Launched C-Port xA X-CHANGE system, a cartridge-based system, and will feature it at the Annual Meeting of the Society of Thoracic Surgeons which is taking place Jan. 25-30 in Fort Lauderdale, Fla.
Corporate
•	Raised $15.4 million in net proceeds through the sale of 1,981,170 shares of Cardica’s common stock; and

•	Received $2 million from Cook Medical for multiple milestones under the Cook Vascular Closure Device and patent foramen ovale (PFO) license, development and commercialization agreements.
Fiscal 2008 Second Quarter and Six Months Ended December 31, 2007 Financial Results
Total revenue was approximately $1.7 million for the fiscal 2008 second quarter compared to approximately $0.9 million for the fiscal 2007 second quarter. Total product revenue was approximately $1.3 million for the fiscal 2008 second quarter compared to approximately $0.4 million for the same period in fiscal 2007. Cost of product revenue was approximately $1.2 million for the fiscal 2008 second quarter compared to approximately $0.9 million for the fiscal 2007 second quarter.
Research and development expenses were approximately $1.7 million for both the fiscal 2008 and 2007 second quarters. Selling, general and administrative expenses for the fiscal 2008 second quarter were approximately $3.2 million compared to approximately $2.2 million for the same period in fiscal 2007.
The net loss for the fiscal 2008 second quarter was approximately $4.2 million, or $0.29 per share, compared to a net loss of approximately $2.5 million, or $0.23 per share, for the fiscal 2007 second quarter.
Total net revenue for the six months ended December 31, 2007 was approximately $3.0 million compared to approximately $1.4 million for the same period of fiscal 2007. Total operating costs and expenses for the six months ended December 31, 2007 were approximately $11.4 million compared to approximately $9.0 million for the same period of fiscal 2007. The net loss for the first six months of fiscal 2008 was approximately $7.8 million, or $0.56 per share, compared to a net loss of approximately $6.1 million, or $0.60 per share, for the same period of fiscal 2007.
Cash and investments at December 31, 2007 were $30.9 million, compared to $18.9 million at September 30, 2007. The Cook $2.0 million payment was deposited in January 2008 and is not included in the year-end cash and investments balance. As of December 31, 2007, there were approximately 15.7 million shares of common stock outstanding.
Financial Guidance for Fiscal 2008:
For the full fiscal year 2008, we continue to expect total revenue of $6 million to $8 million, of which we expect product revenue of $4 million to $5 million. In addition, we continue to expect development revenue of $2 million to $3 million. We continue to anticipate that fiscal 2008 research and development, and selling, general and administrative expenses will total $20 million to $21 million, including non-cash stock-based compensation expense of approximately $2 million. We continue to expect that the net loss for fiscal 2008 will be between $16 million and $18 million.
Conference Call Details
We will hold a live conference call today, January 24, 2008 at 4:30 p.m. Eastern Time to discuss our fiscal second quarter financial results and provide an update on the business. To access the live conference call via phone, please dial 800-659-1966 in the United States and Canada or 617-614-2711 internationally. The conference ID is 37076673. Please dial in approximately ten minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through January 31, 2008 and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 33900859.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica, Inc.
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s
C-Port® Distal Anastomosis Systems are marketed in Europe and the United States. The PAS-Port® Proximal Anastomosis System is marketed in Europe and Japan and is being evaluated in a pivotal trial in the United States and Europe. Cardica also is developing additional devices with Cook Incorporated to facilitate vascular closure and other surgical procedures.
Forward-Looking Statements
This press release contains forward-looking statements, including, without limitation, statements under the heading “Financial Guidance for Fiscal 2008.” The words “anticipate,” “expect,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Cardica’s current expectations. Forward-looking statements involve risks and uncertainties. Cardica’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with Cardica’s dependence upon the success of its current products, market acceptance of Cardica’s C-Port® Distal Anastomosis Systems, manufacturing of the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System and our suppliers, Cardica’s sales, marketing and distribution strategy and capabilities, success of pre-clinical studies of and regulatory activities related to the Cook Vascular Closure Device and specialized PFO closure device, the timing of completion and success of the multi-national clinical trial evaluating Cardica’s PAS-Port Proximal Anastomosis System and Cardica’s need for additional funding. These and other risk factors are discussed under “Risk Factors” in Cardica’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read the Company’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.
~ financial statements to follow~

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Six months ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue
Product revenue, net	$1,283	$416	$2,309	$874
Development revenue	395	500	702	500
Royalty revenue from related-party	16	12	32	25

Total revenue	1,694	928	3,043	1,399

Operating costs and expenses
Cost of product revenue	1,199	884	2,212	1,563
Research and development	1,746	1,661	3,434	3,149
Selling, general and administrative	3,176	2,203	5,729	4,273

Total operating costs and expenses	6,121	4,748	11,375	8,985

Loss from operations	(4,427)	(3,820)	(8,332)	(7,586)
Interest income	283	298	553	687
Interest expense	(25)	(132)	(50)	(396)
Other income	2	—	3	—
Gain on early retirement of notes payable to related-party	—	1,183	—	1,183

Net loss	$(4,167)	$(2,471)	$(7,826)	$(6,112)

Basic and diluted net loss per share	$(0.29)	$(0.23)	$(0.56)	$(0.60)

Shares used in computing basic and diluted net loss per share	14,471	10,642	14,037	10,210

Condensed Balance Sheets

	December 31,	June 30,
	2007	2007
(amounts in thousands)	(unaudited)	(Note 1)
Assets
Cash and investments	$30,903	$23,434
Other assets	4,513	3,890

Total assets	$35,416	$27,324

Liabilities and stockholders’ equity
Total current liabilities	$3,008	$3,315
Total long-term liabilities	2,000	2,020
Stockholders’ equity	30,408	21,989

Total liabilities and stockholders’ equity	$35,416	$27,324

(1)	Derived from audited financial statements